June 23, 2008

Ms. Nancy Ellefson
5785 Foard Dr.
Frisco, TX 75034

Dear Nancy:

I am pleased to be writing today to offer you the position of Vice President of Finance and Principal Accounting Officer for Pizza Inn, Inc. ("Company") reporting to the Chief Executive Officer.

Your base pay, beginning on your start date of June 23, 2008, will be $5,384.62 biweekly equivalent to $140,000 annually. You will be paid on every other Friday, in accordance with the Company's standard payroll practice, including compliance with applicable withholding taxes.

You will be eligible for an annual discretionary bonus for Fiscal Year 2009 equal to 20% of your base salary upon meeting criteria established from time to time by the Board of Directors and the Chief Executive Officer. Such criteria will be set in accordance with the timing and procedures for establishing annual performance objectives for the Company's management team.

The Company offers a benefits package for its employees and upon your hire date you will be entitled to participate in all employee benefits for which you are eligible, including health insurance and 401(k) retirement plan, subject to any waiting or qualification periods imposed by the Company or its benefit providers. All such benefits will be commensurate with those offered to all director-level employees. Per your agreement with the Company, you will be able to enroll in the group health and dental insurance immediately upon hire. Detailed information regarding these benefits will be handed to you on your first day of employment.

The Company agrees to allow you three weeks of paid time off.

As additional consideration for the duties and responsibilities to be performed, you will be eligible to participate in the Company's Employee Stock Option Program. The amount of shares and timing of issuance are at the discretion of the Board of Directors and will be determined as part of the review of performance of the Company at the end of each fiscal year.

It is anticipated that you will be a long-term employee. However, like all employees of the Company, your employment with the Company is for no specified period and constitutes

"at-will" employment, which means that you have the right to resign from your employment at any time, with or without notice, and the Company has the right to modify your employment, subject to the compensation provisions outlined above, or terminate your employment at any time, with or without cause, and with or without notice. No representative of the Company has the authority to enter into any agreement with you guaranteeing employment for any specified period of time or modifying the at-will relationship, unless it is done so in writing and signed by you and the Chief Executive Officer. This agreement is governed by Texas law.

This offer letter sets forth the terms of your employment with the Company and supersedes any and all prior representations and agreements, whether written or oral.

Regards,

Charlie Morrison
President/Chief Executive Officer

AGREE AND ACCCEPTED

Signed ______________________
Nancy Ellefson

Date: 6·23·08